SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 1

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0569235
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Goodyear Irvine, California 92618
(Address, including zip code, of principal executive offices)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.	☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.	☒

Securities Act registration statement file number to which this Form relates:                         (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Preferred Stock
(Title of Class)

The undersigned registrant hereby amends its Registration Statement on Form 8-A filed on June 3, 1999, by adding the information set forth below.

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Effective August 18, 2003, Micro Therapeutics, Inc., a Delaware corporation (the “Company”) executed a First Amendment (the “First Amendment”) to the Rights Agreement dated as of June 3, 1999 (the “Rights Agreement”) between the Company and U.S. Stock Transfer Corporation, as Rights Agent. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

The First Amendment provides that any Person who becomes a Beneficial Owner of 20% or more of the Company’s outstanding shares of common stock by way of an agreement, transaction or understanding with a third party shall not be deemed an Acquiring Person, so long as the Company’s Board of Directors acknowledges that such agreement, transaction or understanding shall not cause such Person to be deemed an Acquiring Person.

A copy of the First Amendment is filed as an Exhibit hereto. The original Rights Agreement was filed as Exhibit 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 3, 1999. A copy of the Rights Agreement, as amended, is available to stockholders from the Company free of charge.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the First Amendment, each of which is incorporated herein by this reference.

ITEM 2.	EXHIBITS

1.	Rights Agreement, dated as of June 3, 1999, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, which includes: as Exhibit A thereto a form of Certificate of Designation for the Preferred Stock, as Exhibit B thereto the form of Rights Certificate and as Exhibit C thereto a Summary of Terms of Shareholders Rights Plan. (Incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on June 3, 1999).

2.	First Amendment to Rights Agreement, dated August 18, 2003, between the Company and U.S. Stock Transfer Corporation, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MICRO THERAPEUTICS, INC

By:	/s/ Harold A. Hurwitz

Harold A. Hurwitz, Chief Financial Officer

Date:	August 19, 2003

EXHIBIT INDEX

Exhibit No.	Exhibit
1.	Rights Agreement, dated as of June 3, 1999, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, which includes as Exhibit A thereto a form of Certificates of Designation for Preferred Stock, as Exhibit B thereto the Form of Rights Certificate and as Exhibit C thereto a Summary of Rights to Purchase Preferred Shares. (Incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on June 3, 1999).

2.	First Amendment to Rights Agreement, dated August 18, 2003, between the Company and U.S. Stock Transfer Corporation, as Rights Agent.